Exhibit 10.31

SECOND AMENDMENT TO EARNOUT AGREEMENT

This Second Amendment dated February 26, 2010 (the “Second Amendment”), amends the Earnout Agreement dated as of January 18, 2006, by and between Joel Stephen Logan, II, Charles L. Murphree, Jr., John Steven Lawler, James David Shaw, William Joseph Aycock, Jr., Jerry Ray Cooper, Jr., Timothy Wayne Gann, and Jimmy Ray Hawkins (individually, a “Seller” and collectively, the “Sellers”), Deer Valley Homebuilders, Inc., an Alabama corporation (“DVHB”), and Deer Valley Corporation, a Florida corporation (“Deer Valley”), as successor to DeerValley Acquisitions Corp., a Florida corporation, as such Earnout Agreement was amended by that certain First Amendment dated November 19, 2007 (the “First Amendment”) The term “Earnout Agreement”, as used herein, means the Earnout Agreement, as amended, modified or restated. All capitalized terms not otherwise defined herein have the meaning ascribed to them in the Earnout Agreement.

RECITALS

A. Pursuant to the Common Stock Purchase Agreement dated November 1, 2005 (the “Purchase Agreement”), the Sellers sold 100% of the issued and outstanding capital stock of DVHB to Deer Valley. The Purchase Agreement provided that a portion of the Purchase Price (as defined in the Purchase Agreement) was to be calculated and paid as an earnout based upon the net income before taxes of DVHB pursuant to the Earnout Agreement.

B. Pursuant to the Earnout Agreement, the Sellers earned for the three month period ending December 31, 2005, the twelve month period ending December 31, 2006, and the twelve month period ending December 31, 2007 an aggregate Annual Price Adjustment of $4,000,000, of which $4,000,000 has been distributed to the Sellers.

C. Pursuant to the First Amendment to the Earnout Agreement, (i) the Sellers agreed that Deer Valley had the option to satisfy any Annual Price Adjustments accruing after the Earnout Year ending December 31, 2007 in cash or by issuing Deer Valley’s common stock, subject to Deer Valley’s obligation to true-up any short-fall if the aggregate value of the Escrowed Shares (as defined below), on the date of distribution, is less than $2,000,000 (the “Price Guarantee”), and (ii) Deer Valley placed in escrow 2,000,000 shares of common stock (the “Escrowed Shares”) pursuant to an Escrow Agreement dated November 19, 2007 (the “Escrow Agreement”).

D. Sellers, DVHB, and Deer Valley now wish to amend the Earnout Agreement to, among other matters, (a) provide for a cash purchase by Deer Valley of the Escrowed Shares at a per share price of $0.35, (b) provide for a cash payment of $1,300,000 to satisfy Deer Valley’s obligations for any shortfall under the Price Guarantee (the “Price Guarantee Payment”), and (c) provide for release of the purchase price for the Escrowed Shares and payment of the Price Guarantee Payment on December 31, 2010, subject to the restrictions provided for in Sections 1.2 and 1.3 below.

NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions herein contained, each Seller, DVHB, and Deer Valley agree as follows:

1. Restated Article I. Effective as of February 26, 2010, Article I of the Earnout Agreement is hereby deleted in its entirety and replaced with the following:

ARTICLE I.

PRICE ADJUSTMENT

1.1 Purchase of Escrowed Shares.

(a) Terms of Purchase. Deer Valley hereby repurchases from the Sellers, and the Sellers’ hereby sell to Deer Valley, the Escrowed Shares for an aggregate purchase price of $700,000 (2,000,000 shares multiplied by $0.35 per share). On the date of this Amendment, (i) each Seller shall deliver instructions to the Escrow Agent to release the Escrowed Shares to Deer Valley, and execute such stock powers or other instruments of transfer reasonably requested by Deer Valley to effect the transfer and release of the Escrowed Shares, (ii) Deer Valley shall deposit $700,000 into escrow (the “Escrowed Cash”), and (iii) the parties shall enter into an amendment to the Escrow Agreement dated November 19, 2007 reflecting the actions contemplated by this Amendment. The Escrowed Cash shall remain in escrow and be released pursuant to Sections 1.2 and 1.3 below.

(b) Representation and Warranties. In order to induce Deer Valley to enter into this Amendment and to consummate the transactions contemplated hereby, each Seller, severally and not jointly, represents and warrants to Deer Valley that each such Seller has good and marketable title to his allocation of the Escrowed Shares, free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, except (i) for restrictions on transfer imposed by federal and state securities laws, and (ii) restrictions imposed under the Earnout Agreement or the Escrow Agreement. Delivery of the Escrowed Shares to Deer Valley pursuant to this Second Amendment will transfer valid title thereto, free and clear of all liens, encumbrances, claims and restrictions of every kind, except (i) for restrictions on their further transferability imposed by federal and state securities laws and (ii) restrictions imposed under the Earnout Agreement or the Escrow Agreement.

1.2 Release and Payments on the Distribution Date. Subject to Section 1.3 below, on December 31, 2010 (the “Distribution Date”), (a) DVHB shall authorize the release of the Escrowed Cash to each Seller in an amount equal to the Escrowed Cash multiplied by the percentage (%) set forth next to such Seller’s name on Exhibit “A” attached to the Earnout Agreement, and (b) DVHB shall pay the Price Guarantee Payment, in cash, to each Seller in an amount equal to the Price Guarantee Payment, multiplied by the percentage (%) set forth next to such Seller’s name on Exhibit “A” attached to the Earnout Agreement. As described above, the aggregate Escrowed Cash equals $700,000 and the aggregate Price Guarantee Payment equals $1,300,000.

1.3 Forfeiture. If, before the Distribution Date, (a) Deer Valley or DVHB terminates a Seller’s employment for Cause (as defined in each Employment Agreement), (b) a Seller terminates his employment with DVHB prior to December 31, 2010, or (c) a Seller breaches the terms of a Non-Competition Agreement (in each case, a “Forfeiture Event”), then, upon written notice by Deer Valley or DVHB to such Seller, such Seller (a “Forfeiting Seller”) shall have forfeited his interest in the Escrowed Cash and Price Guarantee Payment (the “Forfeited PATA Interest”). Upon a Forfeiture Event, (y) Deer Valley shall be entitled to fifty (50%) percent of the Forfeited PATA Interest (including fifty percent (50%) of the Escrowed Cash allocated to such Forfeiting Seller which shall be immediately released from the Escrow Account to Deer Valley), and (z) the remaining fifty (50%) percent of the Forfeited PATA Interest (including the Price Guarantee Payment) shall be allocated to the remaining Seller’s pro-rata, according to Exhibit “A” attached to the Earnout Agreement. Upon a Forfeiture Event, Exhibit “A” shall be deemed amended to reflect that fifty percent (50%) of the Forfeiting Seller’s interest has been allocated to the remaining Sellers. Notwithstanding anything to the contrary, a Forfeiture Event shall not affect any cash distributions made prior to the date of the Forfeiture Event.

2. Counterparts. This Second Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3. Ratification. The terms and conditions of the Earnout Agreement that have not been modified by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be executed in multiple original counterparts as of the date set forth above.

Deer Valley Corporation, a Florida corporation

By:	/s/ Charles G. Masters
Charles G. Masters, President & CEO

Deer Valley Homebuilders, Inc., an Alabama corporation

By:	/s/ Charles G. Masters
Charles G. Masters, Chairman of the Board

“Sellers”

/s/ Joel Stephen Logan, II
Joel Stephen Logan, II

/s/ Charles L. Murphree, Jr.
Charles L. Murphree, Jr.

/s/ John Steven Lawler
John Steven Lawler

/s/ James David Shaw
James David Shaw

/s/ William Jospeh Aycock, Jr.
William Joseph Aycock, Jr.

/s/ Jerry Ray Cooper, Jr.
Jerry Ray Cooper, Jr.

/s/ Timothy Wayne Gann
Timothy Wayne Gann

/s/ Jimmy Ray Hawkins
Jimmy Ray Hawkins